Exhibit 99.3

OCERA THERAPEUTICS, INC.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Exhibit 99.3

Ocera Therapeutics, Inc.
(A Development Stage Company)

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On July 15, 2013, Terrapin Acquisition, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Tranzyme, Inc., a Delaware corporation (“Tranzyme”), completed its merger (the “Merger”) with and into Ocera Therapeutics, Inc., a private Delaware corporation (“Private Ocera”). The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 23, 2013, by and among Tranzyme, Private Ocera and Merger Sub. In connection with the Merger, the combined company changed its name to Ocera Therapeutics, Inc. and the name of Private Ocera was changed to Ocera Subsidiary, Inc.
The following unaudited pro forma combined financial data is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on January 1, 2012 for the purpose of the statement of operations and comprehensive loss, June 30, 2013 for the purposes of the balance sheet, and was prepared based on the historical financial results reported by Private Ocera and Tranzyme. The following should be read in conjunction with the audited and unaudited historical financial statements of Private Ocera and the notes thereto, and the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations”, with respect to Private Ocera, contained in Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K/A and Tranzyme's Definitive Proxy Statement filed with the Securities Exchange Commission (“SEC”) on June 10, 2013, and the audited and unaudited historical financial statements of Tranzyme and the notes thereto, and the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations”, contained in its Form 10-K for the year ended December 31, 2012, filed with the SEC on March 28, 2013 and its Quarterly Report on 10-Q for the quarter ended June 30, 2013 filed with the SEC on August 14, 2013. The following information incorporates the 12 for 1 reverse stock split of Tranzyme's common stock completed prior to the Merger on July 15, 2013.

The Merger will be accounted for as a reverse merger under the acquisition method of accounting. Under the acquisition method of accounting, Private Ocera will be treated as the accounting acquiror and Tranzyme will be treated as the “acquired” company for financial reporting purposes as, immediately upon completion of the Merger, Private Ocera stockholders held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company includes six of the former members of the Private Ocera board of directors. Therefore, the former members of Private Ocera board of directors possess majority control of the board of directors of the combined company.
The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.
In September 2013, the combined company approved a restructuring plan related to the operations of the former Tranzyme’s wholly-owned subsidiary, Tranzyme Pharma, Inc. In connection with the restructuring, the Company will terminate employees at the Canadian location, exit its facility and terminate certain contractual obligations. The Company expects to incur expenses and charges during the fourth quarter of 2013 in connection with the restructuring plan. These expenses and charges are estimated to be in the range of $2.2 to $2.5 million and will include, without limitation, severance and related benefit costs, asset impairment expenses, termination costs associated with contractual obligations, and other liabilities. The unaudited pro forma combined financial statements do not include the expenses and charges associated with the restructuring plan.
The unaudited pro forma combined balance sheet as of June 30, 2013 combines the historical balance sheets of Private Ocera and Tranzyme as of June 30, 2013 and gives pro forma effect to the Merger as if it had been completed on June 30, 2013.
The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 combine the unaudited historical statements of operations and comprehensive loss of Private Ocera and Tranzyme for the six-month periods ended June 30, 2013 and gives pro forma effect to the Merger as if it had been completed on January 1, 2012. The unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2012 combine the historical statements of operations and comprehensive loss of Private Ocera and Tranzyme for their respective twelve months ended December 31, 2012 and gives pro forma effect to the Merger as if it had been completed on January 1, 2012.

Exhibit 99.3

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments.
The Private Ocera balance sheet and statement of operations and comprehensive loss information as of and for the year ended December 31, 2012 was derived from its audited financial statements for the year ended December 31, 2012. The Tranzyme balance sheet and statement of operations and comprehensive loss information as of and for the year ended December 31, 2012 was derived from its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012. The unaudited Tranzyme statement of operations and comprehensive loss for the six months ended June 30, 2013 was derived from its consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.
The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma combined financial data also do not include any integration costs. The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Private Ocera and Tranzyme been a combined company during the specified period.

Exhibit 99.3

Ocera Therapeutics, Inc.
(A Development Stage Company)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
JUNE 30, 2013
(In thousands)

	Tranzyme, Inc.	Ocera Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$8,614	$730	$19,996	(H)	$29,340
Accounts receivable, net	143	—	—		143
Investment tax credits receivable, current portion	295	—	—		295
Prepaid expenses and other current assets	285	68	—		353
Total current assets	9,337	798	19,996		30,131
Property and equipment, net	747	4	—		751
Investment tax credits receivable	178	—	—		178
Other noncurrent assets	—	15	(15)	(H)	—
Intangible assets, net	—	—	5,930	(F)	5,930
Goodwill	—	—	1,073	(E)	1,073
Total assets	$10,262	$817	$26,984		$38,063
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$492	$1,047	$—		$1,539
Accrued liabilities	586	624	2,648	(G)	3,858
	—	—	(185)	(C)	(185)
Convertible notes payable, net	—	2,971	(2,971)	(C)	—
Total current liabilities	1,078	4,642	(508)		5,212
Other long-term liabilities	127	—	—		127
Preferred stock warrant liability	—	4	(4)	(J)	—
Total Liabilities	1,205	4,646	(512)		5,339
Convertible preferred stock:
Series A convertible preferred stock	—	14,346	(14,346)	(D)	—
Series B convertible preferred stock	—	11,983	(11,983)	(D)	—
Series C convertible preferred stock	—	35,414	(35,414)	(D)	—
Stockholders’ equity (deficit):
Common stock	—	5	—		5
Additional paid-in capital	145,130	1,213	(145,130)	(B)	1,213
			13,524	(A)	13,524
			3,156	(C)	3,156
			4	(J)	4
			61,743	(D)	61,743
			19,981	(H)	19,981
Accumulated other comprehensive loss	(738)	—	738	(B)	—
Accumulated deficit	(135,335)	(66,790)	135,335	(B)	(66,790)
			(112)	(G)	(112)
Total stockholders’ equity (deficit)	9,057	(65,572)	89,239		32,724
Total liabilities and stockholders’ equity (deficit)	$10,262	$817	$26,984		$38,063

Exhibit 99.3

Ocera Therapeutics, Inc.
(A Development Stage Company)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
FOR THE SIX MONTHS ENDED JUNE 30, 2013
(In thousands, except Share and Per Share Data)

	Tranzyme, Inc.	Ocera Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Licensing and royalty revenue	$1,492	$—	$—		$1,492
Total revenue	1,492	—	—		1,492
Operating expenses:
Research and development	3,074	434	309	(I)	3,817
General and administrative	4,288	2,223	(2,745)	(G)	3,766
Total operating expenses	7,362	2,657	(2,436)		7,583
Operating loss	(5,870)	(2,657)	2,436	(G)	(6,091)
Other income (expense):
Interest and other income	7	—	—		7
Interest and other expense	2	(173)	173	(K)	2
Change in valuation of warrants	—	12	(12)	(J)	—
Total other income (expense), net	9	(161)	161		9
Net loss	$(5,861)	$(2,818)	$2,597		$(6,082)
Foreign currency translation adjustment	(73)	—	—		(73)
Comprehensive loss	$(5,934)	$(2,818)	$2,597		$(6,155)
Net loss per share—basic and diluted	$(2.55)	$(0.53)			$(0.54)
Shares used to compute net loss per share—basic and diluted	2,300,036	5,350,853	3,634,131	(L)	11,285,020

Exhibit 99.3

Ocera Therapeutics, Inc.
(A Development Stage Company)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2012
(In thousands, except Share and Per Share Data)

	Tranzyme, Inc.	Ocera Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Licensing and royalty revenue	$5,247	$—	$—		$5,247
Research revenue	3,200	—	—		3,200
Total revenue	8,447	—	—		8,447
Operating expenses:
Research and development	20,980	1,642	618	(I)	23,240
General and administrative	6,561	1,739	—		8,300
Total operating expenses	27,541	3,381	618		31,540
Operating loss	(19,094)	(3,381)	(618)		(23,093)
Other income (expenses):
Interest and other income	—	2	—		2
Interest and other expense	(3,750)	(184)	184	(K)	(3,750)
Change in valuation of warrants	—	(45)	45	(J)	—
Total other income (expense), net	(3,750)	(227)	229		(3,748)
Net loss	$(22,844)	$(3,608)	$(389)		$(26,841)
Foreign currency translation adjustment	18	—	—		18
Comprehensive loss	$(22,826)	$(3,608)	$(389)		$(26,823)
Net loss per share—basic and diluted	$(10.76)	$(0.69)			$(2.42)
Shares used to compute net loss per share—basic and diluted	2,122,165	5,234,952	3,736,159	(L)	11,093,276
See accompanying notes.

Exhibit 99.3

Ocera Therapeutics, Inc.
(A Development Stage Company)

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION
1. Description of Transaction and Basis of Presentation
Description of Transaction
On July 15, 2013, Terrapin Acquisition, Inc., a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Tranzyme, Inc., a Delaware corporation (“Tranzyme”), completed its merger (the “Merger”) with and into Ocera Therapeutics, Inc., a private Delaware corporation (“Private Ocera”). The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of April 23, 2013, by and among Tranzyme, Private Ocera and Merger Sub.
Immediately prior to the effective time of the Merger, the principal and interest under Private Ocera's outstanding convertible notes converted into shares of Series C Preferred Stock of Private Ocera, and, immediately thereafter, all outstanding preferred stock of Private Ocera converted into common stock of Private Ocera.
At the effective time of the Merger, each outstanding share of Private Ocera's common stock was converted into the right to receive approximately 0.11969414 shares of Tranzyme's common stock (the “Exchange Ratio”), with cash paid in lieu of any fractional shares. In addition, each outstanding option and warrant to purchase Private Ocera's common stock, prior to the effective time of the Merger, was converted into an option or warrant to purchase Tranzyme's common stock, with cash paid in lieu of any fractional shares.
The Merger will be accounted for as a reverse merger under the acquisition method of accounting. Under the acquisition method of accounting, Private Ocera will be treated as the accounting acquiror and Tranzyme will be treated as the “acquired” company for financial reporting purposes as, immediately upon completion of the Merger, Private Ocera stockholders held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company includes six of the former members of Private Ocera board of directors. Therefore, the former members of Private Ocera board of directors possess majority control of the board of directors of the combined company.
The total purchase price for Tranzyme was approximately $13.5 million and will be allocated to identifiable tangible and intangible assets existing as of July 15, 2013 with any residual amount recorded as goodwill.
On April 23, 2013, concurrently with the execution of the Merger Agreement, Tranzyme entered into a Securities Purchase Agreement (the "Financing Agreement") with certain Private Ocera stockholders and their affiliates. Concurrently with the execution of the Financing Agreement, Tranzyme entered into a Registration Rights Agreement that granted customary registration rights to the participants of the financing. Pursuant to the Financing Agreement, immediately following the consummation of the Merger, the combined company sold approximately $20.0 million of its Common Stock to the parties at a per share purchase price of $6.0264.
In September 2013, the combined company approved a restructuring plan related to the operations of the former Tranzyme’s wholly-owned subsidiary, Tranzyme Pharma, Inc. In connection with the restructuring, the Company will terminate employees at the Canadian location, exit its facility and terminate certain contractual obligations. The Company expects to incur expenses and charges during the fourth quarter of 2013 in connection with the restructuring plan. These expenses and charges are estimated to be in the range of $2.2 to $2.5 million and will include, without limitation, severance and related benefit costs, asset impairment expenses, termination costs associated with contractual obligations, and other liabilities. The unaudited pro forma combined financial statements do not include the expenses and charges associated with the restructuring plan.
Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with the regulations of the SEC and is intended to show how the Merger might have affected the historical financial statements if the Merger had

Exhibit 99.3

been completed on January 1, 2012 for the purposes of the combined statements of operations and comprehensive loss for the six months ended June 30, 2013 and for the year ended December 31, 2012, respectively, and June 30, 2013 for the purposes of the combined balance sheet as of June 30, 2013. The pro forma adjustments reflecting the completion of the Merger and related financing are based upon the accounting rules for business combinations, specifically, the reverse acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth herein. Based on the terms of the Merger, Private Ocera is deemed to be the accounting acquirer.
Under the reverse acquisition method of accounting, the Tranzyme identifiable assets acquired and liabilities assumed will be recorded at the acquisition date fair values and added to those of Private Ocera. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. Actual results may differ materially from the assumptions and estimates set forth in the unaudited pro forma combined financial information. Certain market based assumptions were used when data was not available, however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value.
The unaudited pro forma combined statement of operations and comprehensive loss for the six months ended June 30, 2013 combine the unaudited historical statements of operations and comprehensive loss of Tranzyme and Private Ocera for their respective six month periods ended June 30, 2013 and gives pro forma effect to the merger as if it had been completed on January 1, 2013. The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2012 combine the historical statements of operations of Tranzyme and Private Ocera for their respective years ended December 31, 2012 and gives pro forma effect to the Merger as if it had been completed on January 1, 2012.
The unaudited pro forma condensed combined financial information reflects an Exchange Ratio of approximately 0.11969414 shares of Tranzyme common stock for each share of Private Ocera common stock.
2. Purchase Price
The purchase price is as follows (in thousands)

Fair value of Tranzyme shares outstanding	$13,249
Fair value of vested Tranzyme stock options	275
Purchase price	$13,524
The combined company will expense all transaction costs as incurred.
The preliminary estimate of the determination of the fair value of the acquired tangible and intangible assets and liabilities as of June 30, 2013 is as follows (in thousands):

Cash and cash equivalents	$8,614
Receivables and other current assets	723
Identifiable intangible assets	5,930
Goodwill	1,073
Other assets	925
Other assumed liabilities	(3,741)
Total	$13.524

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets, including identifiable intangible assets acquired, and the fair values of liabilities assumed as of July 15, 2013, the date the Merger was completed. The preliminary valuation analysis conducted by the Company determined that the fair value of identifiable assets acquired less the fair value of identifiable liabilities assumed by the

Exhibit 99.3

combined company were less than the purchase price. The purchase price exceeds the fair value of assets and liabilities acquired or assumed resulting in residual goodwill.
Tranzyme and Ocera believe that the historical values of Tranzyme's current assets and current liabilities approximate their fair value based on the short term nature of such items. Tranzyme's property and equipment consists of assets whose historical cost less depreciation is deemed to be its fair value. The identifiable intangible assets are Tranzyme’s technology, which consists primarily of its intellectual property related to Tranzyme’s MATCH technology, and the estimated net present value of future cash flows from collaborative agreements to be generated from the MATCH technology used in the development activities.
The customer relationships were valued using a risk adjusted multi-period excess earnings analysis, a form of the income approach, which incorporates the estimated future cash flows to be generated from these relationship assets. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets, including debt-free net working capital, tangible and intangible assets. The excess earnings are thereby calculated for each year of a multi-year projection period discounted to a present value. Accordingly, the primary components of this method consist of the determination of excess earnings and an appropriate rate of return.
The valuation of the Tranzyme's proprietary MATCHTM technology is based on replacement method of the cost approach that considers the cost to replace the acquired technology. The cost approach is based on the premise that a prudent investor would pay no more for an asset than its replacement or reproduction cost. The cost to replace the asset would include the cost of constructing a similar asset of equivalent utility at prices applicable at the time of the valuation analysis. The estimated fair value attributed to the developed technology is amortized over a weighted average useful life of approximately 10 years.
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.
The estimated fair values of the assets acquired and liabilities assumed will remain preliminary until the combined company completes a valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities. The final determination of the fair values is expected to be completed as soon as practicable. The final amounts could differ from the amounts presented in the unaudited pro forma combined financial statements.
The amount allocated to acquired identifiable intangible assets is attributed to the following (in thousands):

Collaboration agreements	$4,170
MATCH technology	1,760
Total	$5,930

3. Pro Forma Adjustments
The pro forma adjustments are as follows:

(A)
Represents the fair value of Tranzyme's common stock and common stock options assumed in connection with the Merger. The fair value of Tranzyme's common stock was based on the closing price of its common stock on July 15, 2013 of $5.76 per share after Tranzyme effected a 12-to-1 reverse stock split on its issued and outstanding common stock.

(B)	Represents the elimination of historical stockholders' deficit accounts of Tranzyme.

(C)
Represents the conversion of Private Ocera's convertible notes payable and accrued interest to Private Ocera Series C preferred stock. Immediately thereafter, Private Ocera preferred stock were converted into Private Ocera common stock which was then converted into Tranzyme common stock in connection with the Merger.

(D)	Represents the conversion of Private Ocera's preferred stock to common stock which was then converted into Tranzyme common stock in connection with the Merger.

(E)	Represents the goodwill resulting from the Merger.

Exhibit 99.3

(F)	Represents the estimated fair value of Tranzyme's identifiable intangible assets acquired in the Merger.
(G         Represents Tranzyme and Private Ocera's transaction costs incurred as a result of the Merger that were not accruable as of June 30, 2013. These include Tranzyme and Private Ocera transaction costs of approximately $1.1 million and $0.1 million, respectively. In addition, Tranzyme incurred a severance obligation of $0.5 million resulting from a pre-existing employment agreement, and directors and officers liability insurance of $0.9 million that was accruable upon completion of the Merger. Tranzyme and Private Ocera incurred $1.4 million and $1.3 million, respectively, in transaction costs through June 30, 2013.

(H)	Represents the sale of 3,317,976 shares common stock to Private Ocera stockholders for net proceeds of approximately $20.0 million that was entered into concurrently with the Merger agreement.

(I)	Represents the amortization of Tranzyme's developed technology and customer relationships over estimated weighted useful lives ranging from approximately 6 to 10 years.

(J)
Represents the conversion of Private Ocera preferred stock warrants into Private Ocera common stock warrants that were then converted into Tranzyme common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability and the associated change in valuation of warrants on the related Statements of Operations and Comprehensive Loss.

(K)
Represents the conversion of Private Ocera's convertible notes payable into Private Ocera Series C preferred stock. Immediately thereafter, Private Ocera preferred stock were converted into Private Ocera common stock which was then converted into Tranzyme common stock eliminating interest expense.

(L)
The weighted average shares outstanding used to compute basic and diluted net loss per share for for the six months ended June 30, 2013 and the year ended December 31, 2012 are calculated based on the number of Tranzyme common stock issued to Private Ocera stockholders after consideration for the conversion of 41,994,886 shares of Private Ocera convertible preferred stock and Private Ocera convertible notes and accrued interest converted into Series C preferred stock that were further converted into Private Ocera common stock immediately before the Merger. Each share of Private Ocera common stock was converted into the right to receive approximately 0.11969414 shares of Tranzyme common stock immediately before the Merger. In addition, the weighted average shares outstanding include the sale of 3,317,976 shares of the combined company’s common stock to Private Ocera stockholders for net proceeds of approximately $20.0 million.